Exhibit 10.53

MEMORANDUM OF JOINT USE AGREEMENT
(SHARED INFRASTRUCTURE)

by

FLORIDA EAST COAST RAILWAY, L.L.C., a Florida limited liability company, as FECR;

and

ALL ABOARD FLORIDA-OPERATIONS LLC, a Delaware limited liability company and formerly known as FDG Passenger ROW Holdings LLC, as AAF.

DATED: June 30, 2017

MEMORANDUM OF JOINT USE AGREEMENT (SHARED INFRASTRUCTURE)

This MEMORANDUM OF JOINT USE AGREEMENT (SHARED INFRASTRUCTURE) (the “Memorandum of Joint Use Agreement”) is made this 30th day of June, 2017 between Florida East Coast Railway, L.L.C., a Florida limited liability company (including its successors and assigns, “FECR”) and ALL ABOARD FLORIDA--OPERATIONS LLC, a Delaware limited liability company (f/k/a FDG Passenger ROW Holdings LLC, a Delaware limited liability company (including its successors and assigns, “AAF”). AAF and FECR are referred to herein as a “Party,” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, FECR and AAF are Parties to (i) that certain Second Amended and Restated Grant of Passenger Service Easement (Miami to West Palm Beach) (as may be further amended, restated, replaced, supplemented or otherwise modified, the “Miami to West Palm Beach Passenger Easement”) and (ii) that certain Second Amended and Restated Grant of Passenger Service Easement (West Palm Beach to Cocoa) (as may be further amended, restated, replaced, supplemented or otherwise modified, the “West Palm Beach to Cocoa Passenger Easement”). The Miami to West Palm Beach Passenger Easement and the West Palm Beach to Cocoa Passenger Easement, as each may be further amended, restated, replaced, supplemented or otherwise modified are collectively referred to herein as the “Passenger Easements”;

WHEREAS, FECR and AAF are parties to that certain Second Amended and Restated Joint Use Agreement (Shared Infrastructure) dated as of December 27th, 2016 (as may be further amended, restated, replaced, supplemented or otherwise modified, the “Joint Use Agreement”);

WHEREAS, it is the mutual intent of AAF and FECR that the Passenger Easements, the Joint Use Agreement and this Memorandum of Joint Use Agreement, and each of their respective terms and material provisions, each as may be further amended, restated, replaced, supplemented or otherwise modified by the Parties from time to time, are integrally interrelated and interdependent, and constitute, and shall be deemed to constitute, a single, unitary and indivisible agreement; and

WHEREAS, it is the mutual intent of AAF and FECR that all terms, covenants, provisions, conditions, rights, remedies, duties and obligations set forth in the Passenger Easements, the Joint Use Agreement and this Memorandum of Joint Use Agreement, including without limitation the terms, covenants, provisions, conditions, rights, remedies, duties and obligations set forth in Sections 2, 3, 4, 5, 6, 8, 10 and 12 of the Joint Use Agreement (collectively, the “Auxiliary Covenants”), each as may be further amended, restated, replaced, supplemented or otherwise modified by the Parties, are integrally related to and necessary to effectuate the value, use and enjoyment of the Parties’ underlying real property interests (including the Burdened Property, the Passenger Easements, the FECR Infrastructure and the AAF Infrastructure) and shall constitute real covenants running with such underlying real property interests and shall, to the fullest extent practicable under applicable law, bind any party having any right, title or interest in or to the Burdened Property, the Passenger Easements, the Joint Use Agreement, the FECR Infrastructure, the AAF Infrastructure or any part thereof, as well as their respective successors and assigns.

NOW, THEREFORE, in order to provide notice of the material terms of the Joint Use Agreement (including the Auxiliary Covenants) and the transactions contemplated thereby, FECR and AAF set forth in this Memorandum of Joint Use Agreement a summary of the terms of the Joint Use Agreement constituting Auxiliary Covenants, which covenants shall run with the land and be binding on any successor or assign of FECR and/or AAF.

1.          DEFINITIONS AND INTERPRETATION

1.1           Capitalized terms that are not otherwise defined herein shall have the meaning set forth in the applicable Passenger Easement and/or the Joint Use Agreement. For purposes of this Memorandum of Joint Use Agreement, “person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited or unlimited liability company, individual or family trust, or government or any agency or political subdivision thereof.

2.          GRANT OF OPERATING RIGHTS

2.1           Grant of Operating Rights to AAF. Subject to the terms and on the conditions set forth in the Joint Use Agreement, FECR grants to AAF the right to operate its trains, locomotives, rail cars, and rail equipment with its own crews over the FECR Infrastructure. AAF may exercise the rights granted to it solely for the purpose of providing Passenger Service.

2.2           Grant of Operating Rights to FECR. Subject to the terms and on the conditions set forth in the Joint Use Agreement, AAF grants to FECR the right to operate its trains, locomotives, rail cars, and rail equipment with its own crews over the AAF Infrastructure. FECR may exercise the rights granted to it solely for the purpose of providing Freight Service.

2.3           Use Of Shared Infrastructure.

(a)          AAF shall have the exclusive right to provide Passenger Service on, along and over the Shared Infrastructure. The rights granted to AAF do not include the right to use the Shared Infrastructure for Freight Service.

(b)          AAF shall have the right to grant rights to operate Passenger Service over the Shared Infrastructure to one or more designees. Unless otherwise provided in an agreement with such designee(s) to which AAF and FECR are parties, trains operated by, or moving in the account of, such designees shall be considered as trains of AAF for purposes of the Joint Use Agreement. Such designee(s) shall at all times conduct passenger operations in accordance with (i) all applicable government regulations, (ii) the terms and conditions of the Joint Use Agreement (or such other agreement(s) to which such designee, AAF and FECR are parties), and (iii) all applicable operating rules and standards established from time to time pursuant to the Joint Use Agreement. AAF may grant rights to Amtrak to operate intercity passenger rail service on, along or over the Shared Infrastructure in accordance with applicable law to the extent that such Amtrak service is provided on tracks and facilities constructed or owned by AAF, but shall not have the right to grant such rights to Amtrak over tracks and facilities constructed or owned by FECR on, along or over the Burdened Property.

(c)          FECR shall have the exclusive right to provide Freight Service on, along and over the Shared Infrastructure. The rights granted to FECR by the Joint Use Agreement do not include the right to use the Shared Infrastructure for any Passenger Service. FECR shall not provide, or authorize any third party to provide, Passenger Service on, along or over the Shared Infrastructure; provided, however, that FECR may grant rights to Amtrak to operate intercity passenger rail service on, along or over the Shared Infrastructure in accordance with applicable law to the extent that such Amtrak service is provided on tracks and facilities constructed or owned by FECR, but shall not have the right to grant such rights to Amtrak over tracks and facilities constructed or owned by AAF on, along or along the Burdened Property.

(d)          The Freight Service operated by FECR on the AAF Infrastructure may include both overhead and local train movements. FECR shall have the right to serve all existing or future freight shippers, receivers and terminal facilities (including any existing or future intermodal facilities, automotive transfer facilities, transload operations, ports, industrial facilities or facilities of any type) that connect to or are located on, along or near the AAF Infrastructure, and to interchange traffic with other freight rail carriers at any point on or along the AAF Infrastructure. FECR shall have the right to use the AAF Infrastructure for the purpose of switching cars, locomotives and equipment, for the making or breaking up of trains, for storing and servicing cars (as agreed by the Parties), or for any other purpose related to its Freight Service operations.

(e)          FECR shall have the right to grant trackage rights to other freight rail carriers, and to perform haulage services for the account of other freight rail carriers, on, along or over any portion of the Shared Infrastructure. Unless otherwise provided in an agreement with such designee(s) to which AAF and FECR are parties, trains operated by, or moving in the account of, other freight railroads shall be considered as trains of FECR for purposes of this Agreement. Such other freight rail carrier(s) shall at all times conduct their ‘ freight operations in accordance with (i) all applicable government regulations, (ii) the terms and conditions set forth in the Joint Use Agreement (or such other agreement(s) to which such other freight rail carrier, FECR and AAF are parties), and (iii) all applicable operating rules and standards established from time to time pursuant to the Joint Use Agreement.

2.4           Other Passenger Service and Freight Service.

(a)          Nothing in the Joint Use Agreement shall (or shall be construed to) limit, restrict, alter, modify or otherwise affect the rights granted to AAF pursuant to the Passenger Easements to install, place, construct, occupy, use, operate, alter, maintain, repair, renew and replace such additional rail lines, facilities, stations, platforms, signals and communications facilities and equipment, utilities, stairways, escalators, elevators, structures and/or improvements on, along, over or across the Burdened Property as AAF, in its sole judgment, determines are necessary or desirable or legally required in connection with Passenger Service (including without limitation additional rail lines, facilities, stations, platforms, signals and communications facilities and equipment, utilities, structures and/or improvements to support the operation of commuter rail service on, over, along and across the Burdened Property).

(b)          Nothing in the Joint Use Agreement shall (or shall be construed to) limit, restrict, alter, modify or otherwise affect the right of FECR to install, place, construct, occupy, use, operate, alter, maintain, repair, renew and replace such additional rail lines, signals and communications facilities and equipment, utilities, structures and/or improvements on, over or across the Burdened Property as FECR, in its sole judgment, determines are necessary or desirable or legally required in connection with Freight Service including without limitation rail lines, signals and communications facilities and equipment, utilities, structures and/or improvements to serve new customers, terminals or port facilities, intermodal facilities and transload facilities.

3.          OPERATING RULES, SPECIAL INSTRUCTIONS AND TIMETABLES.

3.1          Operating Rules. FECR shall have the authority to issue appropriate and non-discriminatory operating rules, timetables, practices, regulations, special instructions, bulletins and orders governing operations on the Shared Infrastructure by FECR (and any party providing Freight Service on, along or over the Shared Infrastructure pursuant to a grant of trackage rights by FECR) and AAF (and any party operating on, along or over the Shared Infrastructure as a designee of AAF). AAF shall issue, and FECR shall have the authority to apply, such additional non-discriminatory operating rules, timetables, practices, regulations, special instructions, bulletins and orders as AAF deems necessary or appropriate to govern Passenger Service on, along or over the Shared Infrastructure. If FECR or AAF believes that any operating rule, timetable, practice, regulation, special instruction, or order issued by the other party discriminates against, or would unreasonably interfere with its use of the Shared Infrastructure for, Freight Service or Passenger Service (as applicable), FECR or AAF (as applicable) shall submit the dispute for resolution by the Service Standards Committee established by the Parties pursuant to Section 4 of the Joint Use Agreement. FECR covenants and agrees that it will exercise the maintenance and security of the Shared Infrastructure in a manner that promotes the safe and efficient movement of both passenger and freight trains on, along and over the Shared Infrastructure.

3.2          Dispatching. Dispatching of all freight and passenger trains on, along and over the Shared Infrastructure shall be performed by Florida DispatchCo LLC, a Delaware limited liability company established and jointly owned by AAF and FECR (“DispatchCo”’), in accordance with that certain Dispatching Services Agreement by and among DispatchCo, AAF and FECR.

3.3          Security.

(a)          AAF covenants and agrees to develop and implement a Security Plan for the operation of Passenger Service by AAF or its designee(s) on, along and over the Shared Infrastructure and the Burdened Property (the “AAF Security Plan”) prior to commencing Passenger Service thereon. The AAF Security Plan shall provide for such fencing, video cameras and equipment and other protective measures (collectively, “Security Facilities”) and security personnel as AAF determines are necessary and appropriate to monitor conditions on AAF trains, at AAF stations, platforms and elevators, and at other facilities (other than the Shared Infrastructure, security for which shall be governed by Sections 3.3(b) and (c) of the Joint Use Agreement) operated or maintained by AAF on, along and over the Burdened Property. AAF further covenants and agrees to develop an Emergency Response Plan, which shall set forth procedures and steps to be taken by AAF in responding promptly to any incidents occurring on AAF trains, at AAF stations, platforms and elevators, and at other facilities operated or maintained by AAF on, along and over the Burdened Property (the “AAF Emergency Response Plan”).

(b)          FECR covenants and agrees to maintain and implement a Security Plan for (i) the operation of Freight Service by FECR and any party providing Freight Service on, along or over the Shared Infrastructure pursuant to a grant of trackage rights by FECR and (ii) such Security Facilities and security personnel as FECR determines are necessary and appropriate to monitor conditions on FECR trains, at FECR yards, intermodal and automotive terminals, transload facilities, and at other facilities operated or maintained by FECR on, along and over the Burdened Property (the “FECR Security Plan”). FECR further covenants and agrees to maintain an Emergency Response Plan which sets forth procedures and steps to be taken by FECR in responding promptly to any incidents occurring on FECR trains, at FECR yards, intermodal and automotive terminals, transload facilities, and at other facilities operated or maintained by FECR on, along and over the Burdened Property, and on or along the Shared Infrastructure (the “FECR Emergency Response Plan”).

(c)          The Service Standards Committee shall determine whether, in its judgment, additional Security Facilities and security personnel (“Additional Security Assets”) are necessary or appropriate to monitor conditions on, along and over the Shared Infrastructure following the commencement of Passenger Service. If AAF, in its judgment, determines that the Additional Security Assets proposed by the Service Standards Committee are not adequate to provide security on, along and over the Shared Infrastructure following the commencement of Passenger Service, AAF shall notify the Service Standards Committee and FECR of what Additional Security Assets are necessary or appropriate. AAF may, at its option, (i) provide those Additional Security Assets and incorporate them into the AAF Security Plan, or (ii) request that those Additional Security Assets be provided by FECR and incorporated into the FECR Security Plan.

(d)          AAF and FECR shall take all necessary and appropriate steps to ensure that their respective Security Plans and Emergency Response Plans provide for coordinated monitoring and security of, and emergency response on, the Shared Infrastructure and the Burdened Property. The Service Standards Committee shall be responsible for reviewing, and ensuring proper coordination of, the Security Plans and Emergency Response Plans developed and maintained by AAF and FECR.

3.4          Employees. Each of FECR and AAF shall provide its own employees for the operation of its trains, locomotives, rail cars and rail equipment over the Shared Infrastructure.

3.5          Equipment/PTC. AAF (or its designee) shall provide any and all trains, locomotives, rail cars and rail equipment to be used in the operation of Passenger Service on, along and over the Shared Infrastructure. FECR or any party providing Freight Service pursuant to a grant of trackage rights by FECR shall provide any and all trains, locomotives, rail cars, and rail equipment to be used in the operation of Freight Service on, along and over the Shared Infrastructure. Each of AAF and FECR (and such designee(s) or third party providing Freight Service) shall equip its trains, rail cars and rail equipment with automatic train control, radios and such other signal and communication devices as may be necessary to comply with requirements established by the FRA from time to time.

3.6          Compliance with Applicable Law and Rules. FECR and AAF each shall comply in all material respects with the provisions of all applicable federal, state and local laws, regulations and rules, including without limitation the Federal Locomotive Inspection Act, the Federal Safety Appliance Act, as amended, regulations issued from time to time by the FRA, and environmental laws and regulations, in each case relating to the operation, condition, inspection and safety of its trains, locomotives, rail cars and equipment while such trains, locomotives, rail cars, and equipment are being operated on, along and over the Shared Infrastructure. Each of FECR and AAF shall indemnify, protect, defend, and save harmless the other Party and its parent corporation, subsidiaries and affiliates, and all of their respective directors, officers, agents and employees from and against all fines and penalties imposed upon such Party or its parent corporation, subsidiaries or affiliates, or their respective directors, officers, agents and employees under such laws, rules and regulations by any public authority or court having jurisdiction, to the extent attributable to the failure of the other Party to comply with its obligations under Section 3.6 of the Joint Use Agreement.

3.7          Compliance with Operating and Safety Rules. Each of FECR and AAF covenants and agrees to comply in all material respects with the safety rules, operating rules, regulations, special instructions, bulletins and orders established by FECR and AAF. Such safety rules, operating rules, regulations, special instructions, bulletins and orders, and their application, shall not discriminate between trains operating in Passenger Service and Freight Service.

3.8          Qualification of Employees. All employees of AAF (or its designee) who operate trains, locomotives, rail cars and rail equipment on, along and over the Shared Infrastructure shall be qualified for operation thereover. AAF shall make such arrangements with FECR as may be necessary to have its employees so qualified. FECR shall provide reasonable cooperation and assistance in the qualification of AAF train and engine crews for service on the Shared Infrastructure.

3.9          Disciplinary Action. If any employee of AAF or FECR shall neglect, refuse or fail to abide by the operating rules, instructions or restrictions governing operations on, along and over the Shared Infrastructure, such employee shall, upon written request of FECR or AAF (as applicable), be promptly withheld from working on the Shared Infrastructure pending the results of a formal investigation of the alleged neglect, refusal or failure, unless such withholding would violate the terms of any collective bargaining agreement to which FECR or AAF (as applicable) is a party.

3.10          Mechanical Failure. In the event that a train operating in Passenger Service or Freight Service is forced to stop on the Shared Infrastructure due to mechanical failure or any other cause (mechanical or otherwise), and such train is unable to proceed, or if such passenger or freight train fails to maintain the speed required on the affected segment of the Shared Infrastructure, FECR shall furnish motive power or such other assistance (mechanical or otherwise) as may be necessary to haul, help or push such passenger or freight train, or to move the disabled locomotive(s) or car(s) off the Shared Infrastructure.

3.11          Clearing of Wrecks. Whenever AAF’s or FECR’s use of the Shared Infrastructure requires rerailing, wrecking service or wrecking train service, FECR shall arrange for the provision of such service, including the repair and restoration of the Shared Infrastructure. The cost, liability and expense of any event giving rise to the foregoing, including without limitation loss of, damage to, or destruction of any property whatsoever and injury to and death of any person or persons whomsoever or any damage to or destruction of the environment whatsoever, including without limitation land, air, water, wildlife, and vegetation, resulting therefrom shall be apportioned in accordance with the provisions of Section 7 of the Joint Use Agreement.

3.12          Service Interruption.

(a)          AAF and FECR understand and acknowledge that train operations on the Shared Infrastructure may be interrupted or delayed from time to time due to strike, work stoppage, embargo, derailment, accident, acts of God, civil disturbances, fires, floods, hurricanes, weather conditions, earthquakes, governmental or judicial restraints or any other force majeure. Neither Party shall have any liability to the other Party for any loss or damage to the extent arising out of or resulting from any unplanned service interruption or delay due to such causes for the duration of such service interruption or delay. Each of AAF and FECR shall make reasonable commercial efforts to avoid, and if unavoidable despite such efforts, to provide the other Party with prompt notice of, any unplanned substantial delays or line outages on the Shared Infrastructure.

(b)          In the event FECR (including its contractors) plans to perform maintenance or to make capital improvements to the Shared Infrastructure during hours in which Passenger Service is scheduled, then a reasonable time prior to the scheduled date of such maintenance or improvement activity FECR shall notify AAF thereof and shall be required to obtain AAF’s consent therefor, which consent will not be unreasonably withheld, conditioned or delayed. Such prior notification and consent shall not be required in emergency situations. FECR shall make reasonable commercial efforts to avoid line maintenance or improvement activities that result in substantial delays or line outages on the Shared Infrastructure during peak travel times, and shall promptly advise the designated officer of AAF of any such planned delay or outage and of the resumption of normal service on the Shared Infrastructure.

3.13          Enforcement of Rules, Regulations and Standards. Notwithstanding anything to the contrary contained in the Joint Use Agreement, FECR hereby agrees that all operating rules, practices, regulations, special instructions, bulletins and orders established with respect to the Shared Infrastructure shall at all times be uniformly applied and enforced in a non-discriminatory manner with respect to all users of the Shared Infrastructure.

4.          SERVICE STANDARDS COMMITTEE

4.1           Service Standards Committee Membership and Duties. AAF and FECR shall establish a Service Standards Committee consisting of appropriate operating personnel of AAF and FECR. The duties of the Service Standards Committee shall be as set forth in Section 4 of the Joint Use Agreement.

4.2           Changes in Passenger and Freight Train Schedules.

(a)          AAF shall provide the Service Standards Committee at least thirty (30) days prior written notice of any desired changes to the schedule or frequency of regularly scheduled passenger trains. AAF shall provide the Service Standards Committee at least seven (7) days prior written notice of any proposed special passenger train to be operated by AAF or its designee over the Shared Infrastructure. Approval of the Service Standards Committee for such changes in the schedule or frequency of regularly scheduled passenger trains, and for proposed special trains, shall not be unreasonably withheld; provided, that such proposed changes in the schedule or frequency of regularly scheduled passenger trains or special trains do not unreasonably interfere with FECR’s use of the Shared Infrastructure for Freight Rail Service.

(b)          FECR shall provide the Service Standards Committee at least thirty (30) days prior written notice of any proposed permanent changes to its freight train schedules. Approval of the Service Standards Committee for such changes in FECR’s freight train schedules shall not be unreasonably withheld; provided that such changes do not (i) unreasonably interfere with AAF’s use of the Shared Infrastructure for Passenger Rail Service, or (ii) adversely affect the ability of AAF or FECR to achieve the On-Time Performance Standard set forth in Schedule 10.4 of the Joint Use Agreement. If AAF or FECR believes that a proposed change or addition to the other Party’s train schedules would unreasonably interfere with AAF’s use of the Shared Infrastructure for Passenger Rail Service or FECR’s use of the Shared Infrastructure for Freight Service (as applicable), or adversely affect AAF’s or FECR’s (as applicable) ability to achieve the On-Time Performance Standard, it shall so advise the Service Standards Committee, which shall evaluate the effect of the proposed change on Passenger Service, Freight Service and the Parties’ ability to achieve the On-Time Performance Standard.

(c)          FECR and AAF agree and acknowledge that the operation of up to 24 freight trains per day by FECR, up to 36 passenger trains per day by AAF, and up to 30 trains per day by SFRTA, is hereby deemed approved (subject to the scheduling of such trains in a manner that does not unreasonably interfere with FECR’s use of the Shared Infrastructure for Freight Service or AAF use of the Shared Infrastructure for Passenger Service).

(d)          In connection with any proposed permanent change in the schedule or frequency of its trains, AAF or FECR (as applicable) shall submit to the Service Standards Committee an updated RTC Simulation that incorporates such additional trains, in order to facilitate the Committee’s evaluation of the effect of the proposed increase on Passenger Rail Service and/or Freight Rail Service.

5.          MAINTENANCE OF SHARED INFRASTRUCTURE

5.1          Maintenance of Shared Infrastructure.

(a)          FECR shall have management, direction and control of, and shall perform or cause to be performed, all work required to maintain and repair the right-of-way, rail, ties, ballast, switches and crossovers, other track material, signals and communication facilities, utilities, buildings, and all other facilities and appurtenances constituting the Shared Infrastructure. FECR shall furnish all materials and supplies, including without limitation fuel, required in connection with the maintenance and repair of the Shared Infrastructure.

(b)          FECR shall at all times maintain the Shared Infrastructure in a manner and to a level consistent and in compliance with all applicable FRA regulations and FECR standards as the same may exist from time to time, including, without limitation, FECR’s track geometry standards, the A.R.E.M.A. Manual for Railway Engineering, generally accepted railroad industry standards and all applicable FRA track and signal regulations (collectively, the “Shared Infrastructure Track Standards”). Where a conflict exists between a standard established by FRA regulation and a FECR or generally accepted railroad industry standard, then the Shared Infrastructure Track Standard shall be the higher of the standard established by FRA regulation and the FECR standard or generally accepted railroad industry standard.

(c)          Unless AAF and FECR otherwise agree in writing, the Shared Infrastructure (including both the FECR Infrastructure and the AAF Infrastructure) shall be maintained to FRA Class 4 standards between Miami and West Palm Beach, Florida, in order to permit the operation of passenger trains at a maximum speed of 79 MPH between those locations and to FRA Class 6 standards between West Palm Beach and Cocoa, Florida, in order to permit the operation of passenger trains at a maximum speed of 110 MPH between those locations. FECR shall have the right to temporarily reduce the maximum permissible train speeds on the Shared Infrastructure when, in FECR’s reasonable judgment, safety or other conditions (including without limitation maintenance requirements) require such adjustment; provided, however, that, except as otherwise provided in Schedule 10.4 of the Joint Use Agreement, such a temporary reduction in permissible train speeds by FECR shall not excuse compliance with the On-Time Performance Standard. Prior to implementing any such temporary reduction in the maximum permissible train speeds, FECR shall consult with AAF to minimize the impact of such adjustment(s) on the operation of Passenger Service over the Shared Infrastructure, except where emergency circumstances preclude such prior consultation.

(d)          FECR shall maintain the Shared Infrastructure in an efficient and cost-effective manner. FECR may, in its discretion, perform such maintenance with competitively priced third party contractors to the maximum extent permitted by FECR’s current collective bargaining agreements.

(e)          In the event that AAF or FECR, in its reasonable judgment, determines that the Shared Infrastructure has not been maintained to the standards set forth in Section 5 of the Joint Use Agreement, or that slow orders or other track conditions have adversely affected the ability of AAF passenger trains and/or FECR freight trains to achieve the On-Time Performance Standard, AAF or FECR (as applicable) shall so advise the other Party and the Service Standards Committee. The Service Standards Committee shall investigate the matter and prescribe such remedial action as it deems necessary, appropriate and/or required by applicable laws and regulations to bring the Shared Infrastructure up to the standards contemplated by Section 5 of the Joint Use Agreement and to enable AAF passenger trains and FECR freight trains to achieve the On-Time Performance Standard. AAF shall have the right, in consultation with FECR, to perform at its cost such maintenance and/or repairs to the Shared Infrastructure as are required, in AAF’s reasonable judgment, in order to achieve the On-Time Performance Standard, if FECR fails to perform such maintenance and/or repairs. Any contractor performing such maintenance or repairs for AAF shall meet all certification requirements under applicable laws and regulations for the types of maintenance or repair services to be performed. FECR shall have the right to inspect, approve and commission into service any maintenance or repair work performed by AAF, consistent with mutually-agreed track specifications.

5.2          Allocation of Maintenance and Security Costs. The costs and expenses incurred by FECR in managing, maintaining and providing security for the Shared Infrastructure shall be allocated between AAF and FECR in the manner set forth in Schedule 5.2 of the Joint Use Agreement.

6.            CAPITAL IMPROVEMENTS.

6.1          Initial AAF Infrastructure. AAF or its designee shall at all times have the right to construct, install or place such rail, ties, ballast, switches and crossovers, other track material, signals and communications facilities, utilities, structures, and/or improvements (including, without limitation, stations, platforms, stairways, escalators, and elevators) on, along or over the Burdened Property as AAF, in its sole judgment, determines are necessary or desirable or legally required to exercise the rights granted, and to realize the value, use and enjoyment of the real property interests conveyed, to AAF pursuant to the Passenger Easements, the Joint Use Agreement and the Auxiliary Covenants. AAF shall construct, install or place such rail, ties, ballast, switches and crossovers, other track material, signals and communications facilities, utilities, structures, and/or improvements in a manner, and at such times, as will not unreasonably interfere with the Freight Service of FECR, and in compliance with the Shared Infrastructure Track Standards. Stations, platforms, stairways, escalators, elevators, parking areas, tracks constructed for the maintenance or storage of passenger cars and locomotives, or other facilities used or useful solely in connection with Passenger Service constructed, installed or placed by AAF on or over the Burdened Property shall not become part of the Shared Infrastructure.

6.2          Track Speed Standards. The parties hereby agree that the AAF Infrastructure shall be constructed (and the FECR Infrastructure shall be upgraded) to FRA Class 4 standards between Miami and West Palm Beach, Florida, in order to permit the operation of passenger trains at a maximum speed of 79 MPH between those locations, and to FRA Class 6 standards between West Palm Beach and Cocoa, Florida, in order to permit the operation of passenger trains at a maximum speed of 110 MPH between those locations. The Shared Infrastructure (including both the AAF Infrastructure and the FECR Infrastructure) shall be equipped with PTC Facilities.

6.3            Mandated Capital Improvements.

(a)           If any additional capital improvements to the Shared Infrastructure (including without limitation additional main line tracks, passing sidings, signals or communications facilities, switches and crossovers, and other facilities) shall be required by any law, rule, regulation or ordinance promulgated by any governmental entity having jurisdiction following the commencement of Passenger Service on, along and over the Shared Infrastructure (collectively, “Mandated Capital Improvements”), then the Service Standards Committee shall approve the construction, installation or placement of such Mandated Capital Improvements on, along and over the Shared Infrastructure. Upon being placed into service, such Mandated Capital Improvements shall become a part of the Shared Infrastructure.

6.4            Replacement Capital Improvements. FECR may from time to time propose capital improvements, including without limitation rehabilitating, replacing or renewing rail, ties, ballast, switches and crossovers, other track material, structures, and/or improvements (collectively, “Replacement Capital Improvements”), to the Shared Infrastructure as may in its reasonable judgment be necessary or desirable to support the continued safe and efficient movement of passenger and/or freight trains on, along and over the Shared Infrastructure and/or to maintain the operating speeds and schedules contemplated by the Joint Use Agreement. AAF shall also have the right to propose Replacement Capital Improvements. FECR or AAF (as applicable) shall present such proposed Replacement Capital Improvements to the Service Standards Committee. The Service Standards Committee shall approve such Replacement Capital Improvements if it determines that those improvements are necessary or desirable to support the safe and efficient movement of passenger and/or freight trains on, along and over the Shared Infrastructure, and/or to maintain the operating speeds, schedules and transit times contemplated by the Joint Use Agreement. Upon being placed into service, Replacement Capital Improvements shall become a part of the Shared Infrastructure.

6.5            Expansion Capital Improvements. AAF and FECR each shall have the right to present to the Service Standards Committee proposal(s) to make capital improvements, including without limitation additional main line tracks, passing sidings, signals or communications facilities, switches and crossovers, facilities, structures, and/or other improvements (collectively, “Expansion Capital Improvements”) as may in the judgment of AAF or FECR (as applicable) be necessary or desirable to support the safe and efficient movement of passenger and/or freight trains on and over the Shared Infrastructure, to maintain the operating speeds, schedules and transit times contemplated by the Joint Use Agreement, or to increase the capacity of the Shared Infrastructure to accommodate additional trains. If the Service Standards Committee determines (i) that the proposed Expansion Capital Improvements are necessary or desirable to support the safe and efficient movement of passenger and/or freight trains on, along and over the Shared Infrastructure, to maintain the operating speeds, schedules and transit times, or to increase the capacity of the Shared Infrastructure to accommodate additional trains, and (ii) that the proposed Expansion Capital Improvements are (or would be) of mutual benefit to both Passenger Service and Freight Service, then the Service Standards Committee shall approve the proposed Expansion Capital Improvements. Upon being placed into service, Expansion Capital Improvements shall become a part of the Shared Infrastructure.

6.6            Ownership of Capital Improvements. Capital improvements constructed, installed or placed on, along or over the Burdened Property that are funded solely by AAF shall be owned by, and the sole property of, AAF. Capital improvements constructed, installed or placed on or over the Burdened Property that are funded solely by FECR shall be owned by, and the sole property of, FECR. Mandated Capital Improvements and Replacement Capital Improvements shall be owned by (i) AAF if placed upon or appended to the AAF Infrastructure and (ii) FECR if placed upon or appended to the FECR Infrastructure. Ownership of Expansion Capital Improvements shall be allocated between AAF and FECR based upon the proportion of the cost of such Expansion Capital Improvement assumed by each of AAF and FECR, respectively. Crossovers constructed, installed or placed between the AAF Infrastructure and the FECR Infrastructure and utilized as part of the Shared Infrastructure shall be owned by AAF, and crossovers constructed, installed or placed on, along or over the Burdened Property by FECR for the purpose of accessing customer facilities, and not utilized as part of the Shared Infrastructure, shall be owned by FECR.

6.7            Construction and Installation of Capital Improvements. FECR or AAF (as applicable) shall make reasonable commercial efforts to cause or arrange the construction, installation or placement of any capital improvements as soon as practicable following approval thereof pursuant to Section 6 of the Joint Use Agreement. Except as otherwise provided in Section 6 of the Joint Use Agreement, FECR shall have exclusive control of, and be responsible for, the management, direction and control of, and shall perform or cause to be performed, all work required to construct, install or place capital improvements on, along or over the Burdened Property. FECR shall construct, install or place such capital improvements in an efficient and cost-effective manner. FECR may, in its discretion, construct, install or place such capital improvements with competitively priced third party contractors to the maximum extent permitted by FECR’s current collective bargaining agreements.

6.8            Agreements Pertaining to Shared Infrastructure. FECR may (i) renegotiate, renew, terminate, cancel or modify any of its contracts or agreements pertaining to sidetracks located on, along and over the Burdened Property as of the date of commencement of Passenger Service; and (ii) enter into new agreements pertaining to the construction and/or relocation of sidetracks on, along and over the Burdened Property; provided, however, that such new agreements and sidetracks shall not unreasonably interfere with the continuous operation of Passenger Service and Freight Service on, along and over the Shared Infrastructure. Such existing or future sidetracks, and any costs and revenues pertaining thereto, shall not be part of the Shared Infrastructure. FECR shall make commercially reasonable efforts to obtain the consent of the parties to all grade crossing agreements related to the Burdened Property to add AAF as a party to such agreements.

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10.          DEFAULT AND REMEDIES.

10.1            Default. Except as otherwise provided in Sections 10.2, 10.3 and 10.4 of the Joint Use Agreement, a Party will not be in default under the Joint Use Agreement unless such Party shall have been served with a written notice specifying the nature of such Party’s breach or default of the terms and conditions of this Agreement, and the Party receiving such notice shall fail to cure such breach within thirty (30) days after receipt of such notice, or shall fail to commence to cure the breach within such period of time if the breach cannot, by its nature, be cured within the said thirty (30) day period, and thereafter, to proceed diligently to complete the curing of the breach. Except as may be otherwise expressly provided in the Joint Use Agreement, a Party that has committed a breach, or is in default, under the Joint Use Agreement shall forever protect, defend, indemnify and hold harmless the other Party thereto from and against any and all liability and out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs) incurred by the non-breaching Party as a result of or in connection with such breach or default prior to and until such time as such breach or default has been cured. The Parties expressly acknowledge that the nature and purpose of the Joint Use Agreement is such that money damages alone may not be an adequate remedy for any breach or default of its terms, and that equitable relief, such as injunction, mandatory or otherwise, may be necessary in the event a Party fails to cure a breach or default of the Joint Use Agreement. In the event of any breach or default by a Party thereto under any of the terms, restrictions, covenants and conditions provided therein, the other Party, or its respective successors or assigns, as the case may be, shall have, in addition to the right to collect damages, the right to seek to enjoin such breach or threatened breach.

10.2            Default in Payment. A Party shall be in default if it shall fail to pay any amount due to the other Party under the terms of the Joint Use Agreement within thirty (30) days of the receipt of written notice of such default and demand for payment.

10.3            Default in Insurance Coverage. If AAF or FECR shall fail to obtain, or to keep in full force and effect at all times, the insurance coverage required by Section 8 of the Joint Use Agreement, AAF or FECR (as applicable) shall be in default immediately upon the failure to provide, or lapse or expiration of, such required insurance coverage. In such event, in addition to the other remedies provided under the Joint Use Agreement, the non-defaulting Party shall be entitled to obtain insurance coverage on behalf of the defaulting Party, and the defaulting Party shall indemnify the non-defaulting Party for all costs and expenses (including reasonable attorneys’ fees) incurred by the non-defaulting Party in obtaining such insurance coverage.

10.4            It is expressly agreed that no breach or default under this Agreement shall entitle either Party hereto to cancel, rescind or otherwise terminate the Joint Use Agreement or any of the Passenger Easements, or the rights granted pursuant to the Joint Use Agreement, the Auxiliary Covenants set forth therein or any of the Passenger Easements, but this limitation shall not affect, in any manner, any other rights or remedies which the Parties may have hereunder or otherwise under any applicable law.

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12.            SUCCESSORS AND ASSIGNS.

12.1            The Joint Use Agreement shall inure to the benefit of and be binding upon each of the Parties and their respective successors and permitted assigns (including without limitation any trustee, receiver, or debtor-in-possession in any bankruptcy or similar proceeding).

12.2            Except as otherwise provided in Section 12.3, 12.4 and 12.5, no Party may assign the Joint Use Agreement, in whole or in part, or any of its rights, remedies, interests or obligations under the Joint Use Agreement, to any person, firm, partnership, corporation or governmental entity without obtaining the prior written consent of the other Party thereto, which consent will not be unreasonably withheld, conditioned or delayed.

12.3            FECR may assign the Joint Use Agreement, upon prior written notice to AAF, without the prior consent of AAF, (i) to any affiliate of FECR; (ii) in connection with the sale, conveyance or transfer of all or substantially all of FECR’s shares, membership interests, rail assets or operations to a third party, so long as such sale, conveyance or transfer includes the FECR Infrastructure, the Burdened Property and the Passenger Easement, if owned by FECR at the time of such sale or transfer; or (iii) in part, in connection with the sale, conveyance or transfer of a portion of FECR’s rail assets or operations to a third party.

12.4            AAF may assign the Joint Use Agreement to an affiliate of AAF, upon prior written notice to FECR, without the prior consent of FECR. The rights, interest and obligations of AAF under the Joint Use Agreement, upon prior written notice to FECR, shall automatically transfer without the prior written consent of FECR (i) in whole, in connection with the assignment to any grantee (and its successors and assigns) of the Passenger Easements; or (ii) in part, in connection with the assignment to any grantee (and its successors and assigns) of the Miami to West Palm Beach Passenger Easement or the West Palm Beach to Cocoa Passenger Easement (as applicable). The parties shall agree on an allocation method under this Agreement if there is more than one grantee under all of the Passenger Easements.

12.5            Subject to certain requirements set forth in the Joint Use Agreement, AAF or FECR may sell, convey, lease or transfer all or any portion of the AAF Infrastructure or FECR Infrastructure (as applicable) or the Burdened Property to a third party; provided, that at the time of such sale, conveyance, lease or transfer, AAF or FECR (as applicable) shall also (i) assign the Joint Use Agreement to such third party to the extent that it applies to the portion of the AAF Infrastructure, FECR Infrastructure and/or Burdened Property sold, conveyed, leased or transferred, or (ii) otherwise provide for the assumption by such third party of the rights and obligations of AAF or FECR (as applicable) under the Joint Use Agreement with respect to the portion of the AAF Infrastructure, FECR Infrastructure and/or Burdened Property sold, leased or transferred, in a written instrument acceptable in form and substance to the other Party to the Joint Use Agreement.

12.6            FECR and AAF hereby acknowledge and agree that any assignment or purported assignment by FECR or AAF or their respective successors or assigns of the Joint Use Agreement (or any portion thereof), whether pursuant to Section 12 or otherwise, shall not, and shall not be deemed to, hinder, delay, limit, restrict, impair or affect in any way the rights, interests, remedies and obligations of the other Party, its successors or assigns, pursuant to or in connection with the Passenger Easement, the Joint Use Agreement and/or the Auxiliary Covenants. FECR and AAF further acknowledge and agree that it is their mutual intention that the Passenger Easement and the Auxiliary Covenants set forth in the Joint Use Agreement shall constitute, and shall be deemed to constitute, real covenants running with the relevant underlying real property interests (including their respective interests in the Burdened Property, the Passenger Easement, the FECR Infrastructure and the AAF Infrastructure), and shall, to the fullest extent practicable under applicable law, bind any party having or acquiring any right, title or interest in, to or over the Burdened Property, the Passenger Easement, the FECR Infrastructure, the AAF Infrastructure, or any part thereof, as well as their respective successors and assigns.

13.            GOVERNING AGREEMENT.

This Memorandum of Joint Use Agreement is not intended by the Parties, nor shall it be construed or deemed, to alter, amend or modify in any respect the terms and conditions set forth in the Joint Use Agreement or the Passenger Easements. To the extent that any provision of this Memorandum of Joint Use Agreement conflicts or is inconsistent with the terms and conditions set forth in the Joint Use Agreement and/or the Passenger Easements, the terms and conditions set forth in the Joint Use Agreement and the applicable Passenger Easement shall govern the Parties’ rights and obligations with respect to the Burdened Property, the FECR Infrastructure and the AAF Infrastructure.

IN WITNESS WHEREOF, the Parties hereto have caused this Memorandum Joint Use Agreement to be duly executed as of the date first above written.

FLORIDA EAST COAST RAILWAY, L.L.C., a Florida limited liability company

By:	/s/ [ILLEGIBLE]

ALL ABOARD FLORIDA – OPERATIONS LLC, a Delaware limited liability company

By:	/s/ Kolleen O.P. Cobb
Kolleen O.P. Cobb
Vice President

[Signature Page to Memorandum of Joint Use Agreement (Miami – Cocoa)]